Exhibit 99.1

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Financial Statements

March 31, 2008 and 2007

(With Independent Auditors’ Report Thereon)

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

KPMG LLP 303 East Wacker Drive Chicago, IL 60601-5212

Independent Auditors’ Report

The Board of Directors

VBV LLC and Subsidiaries:

We have audited the accompanying consolidated balance sheets of VBV LLC and subsidiaries (a development stage company) (the Company) as of March 31, 2008 and 2007, and the related consolidated statements of operations, members’ capital, and cash flows for the year ended March 31, 2008 and for the periods from September 28, 2006 (date of inception) to March 31, 2007 and from September 28, 2006 (date of inception) to March 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VBV LLC and subsidiaries (a development stage company) as of March 31, 2008 and 2007, and the results of their operations and their cash flows for the periods then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements of cash flows for 2008, period from September 28, 2006 (Date of Inception) to March 31, 2007, and period from September 28, 2006 (Date of Inception) to March 31, 2008 have been restated, as discussed in note 2.

/s/ KPMG LLP

Chicago, Illinois

June 20, 2008, except as to

note 2, which is as of

August 1, 2008

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheets

March 31, 2008 and 2007

	2008	2007
ASSETS
Current Assets:
Cash	$537,927	$87,466,300
Short term investments	893,943	169,200
Prepaid and other expenses	3,853,165	1,434,910
Total current assets	5,285,035	89,070,410
Property and Equipment:
Construction in progress, including amounts to related parties of $208,175,756 and $38,623,743, respectively	237,082,872	57,609,904
Land	3,951,333	3,939,866
Office equipment (net of 36,056 and 15,882 accumulated depreciation)	127,913	21,262
Total property and equipment	241,162,118	61,571,032
Other assets:
Financing costs	3,502,488	3,246,977
Long term investments	2,000	2,000
Restricted cash	4,224,299	21,563,244
Total other assets	7,728,787	24,812,221
TOTAL ASSETS	$254,175,940	$175,453,663
LIABILITIES AND MEMBERS’ CAPITAL
Current Liabilities:
Accounts payable, including amounts to related parties of $9,266,812 and $1,603,321, respectively	$10,038,291	$1,908,979
Accrued expenses, including amounts to related parties of $1,389,026 and 0, respectively	2,861,988	176,323
Current maturities of notes payable	1,750,000	—
Current portion of capital lease obligations	93,326	—
Retainage payable, principally related party	12,112,289	—
Total current liabilities	26,855,894	2,085,302
Long term liabilities:
Capital lease obligations, less current portion	301,292	4,094
Notes payable	58,409,998	—
Retainage payable, principally related party	—	3,738,782
Revenue bonds payable	22,000,000	22,000,000
Minority interest	38,622,323	39,102,361
TOTAL LIABILITIES	146,189,507	66,930,539
MEMBERS’ CAPITAL	107,986,433	108,523,124
TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$254,175,940	$175,453,663

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Operations

Year Ended March 31, 2008, Period from September 28, 2006 to March 31, 2007 and

Period from September 28, 2006 (Date of Inception) to March 31, 2008

	2008	Period from September 28, 2006 (Date of Inception) to March 31, 2007	Period from September 28, 2006 (Date of Inception) to March 31, 2008
Expenses
Professional fees, including amounts to related parties of $22,934, $118,196 and $141,130, respectively	$1,564,114	$672,354	$2,236,468
Salaries	2,326,100	499,320	2,825,420
General and administrative, including amounts to related parties of $346,020, $54,000 and $400,020, respectively	1,513,093	246,545	1,759,638
Depreciation	20,174	2,956	23,130
Total expenses	5,423,481	1,421,175	6,844,656
Other Income
Interest, net	1,414,821	1,347,658	2,762,479
Other income	8,400	3,172	11,572
Total other income	1,423,221	1,350,830	2,774,051
Net Loss Before Minority Interests	(4,000,260)	(70,345)	(4,070,605)
Minority Interests in losses of consolidated subsidiaries	(480,148)	(28,136)	(508,284)
Net Loss	$(3,520,112)	$(42,209)	$(3,562,321)

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Members’ Capital

Year Ended March 31, 2008, Period from September 28, 2006

(Date of Inception) to March 31, 2007 and Period from September 28, 2006

(Date of Inception) to March 31, 2008

Members’ Capital
Balance at September 28, 2006 (date of inception)
Capital contributions from members	$108,147,999
Issuance costs	75,000
Compensation expense related to share-based payments	342,334
Net Loss	(42,209)
Balance at March 31, 2007	108,523,124
Capital contributions from members	2,474,496
Compensation expense related to share-based payments	508,925
Net Loss	(3,520,112)
Balance at March 31, 2008	$107,986,433

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Cash Flows

Year Ended March 31, 2008, Period from September 28, 2006 (Date of Inception) to March 31, 2007

and Period from September 28, 2006 (Date of Inception) to March 31, 2008

	2008 Restated	Period from September 28, 2006 (Date of Inception) to March 31, 2007 Restated	Period from September 28, 2006 (Date of Inception) to March 31, 2008 Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,520,112)	$(42,209)	$(3,562,321)
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	20,174	2,956	23,130
Stock option expense	508,925	342,334	851,259
Minority interest in net loss of consolidated subsidiaries	(480,148)	(28,136)	(508,284)
Changes in assets and liabilities:
Prepaid and other assets	(2,418,255)	(1,391,478)	(3,809,733)
Accounts payable	287,753	(582,231)	(294,478)
Accrued expenses	680,156	167,492	847,648
Net cash used in operating activities	(4,921,507)	(1,531,272)	(6,452,779)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities	(724,743)	(171,200)	(895,943)
Payments for construction in progress	(160,741,032)	(16,240,177)	(176,981,209)
Payments for office equipment	(126,825)	—	(126,825)
(Investment in) withdrawal of restricted cash	17,338,945	(21,563,244)	(4,224,299)
Land purchases	(11,467)	(250,821)	(262,288)
Net cash used in investing activities	(144,265,122)	(38,225,442)	(182,490,564)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	2,474,496	108,147,999	110,622,495
Proceeds from revenue bonds	—	22,000,000	22,000,000
Proceeds from contruction notes payable	60,159,998	—	60,159,998
Payments for financing costs	(376,238)	(2,924,985)	(3,301,223)
Net cash provided by financing activities	62,258,256	127,223,014	189,481,270
NET (DECREASE) INCREASE IN CASH	(86,928,373)	87,466,300	537,927
CASH—Beginning of period	87,466,300	—	—
CASH—End of period	$537,927	$87,466,300	$537,927
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Capital lease obligations incurred for equipment	$390,524	$4,094	$394,618
Acquisition of net assets for EGP & IBE	$—	$5,343,402	$5,343,402
Increase in construction in progress for amounts still owed	$18,220,685	$5,552,493	$23,773,178
Amortized financing costs capitalized in construction in progress	$120,727	$—	$120,727

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements

March 31, 2008 and 2007

1. Description of Business and Summary of Significant Accounting Policies

a.

Description of Business

VBV LLC (the Company), a Delaware limited liability company, was formed on September 28, 2006 as a result of like-minded visionaries joining forces in order to capitalize on the biofuels opportunities available within the United States. The Company believes biofuels will play a significant role in meeting the increasing demand for energy from renewable sources. The Company is currently seeking opportunities in the corn-to-ethanol business to build a network combining production, distribution and marketing.

The Company has a controlling interest in two development stage ethanol plants, Indiana Bio-Energy, LLC (IBE), an Indiana limited liability company which was formed on December 7, 2004 and Ethanol Grain Processors, LLC (EGP), a Tennessee limited liability company which was formed on October 24, 2004. Both plants are 100 million gallon name plate dry mill natural gas ethanol plants which will produce fuel grade ethanol and distillers grain. Both plants are expected to be completed and operational in the Fall of 2008. Accordingly, the Company is considered to be a development stage company.

b.

Fiscal Reporting Period

The Company has adopted a fiscal year ending March 31 for reporting financial operations.

c.

Use of Estimates

The preparation of the consolidated financial statements, in accordance with generally accepted principles in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

d.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries (collectively, the Company). In accordance with the Financial Accounting Standards Board (FASB) Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46R), the Company also consolidates any variable interest entities (VIE’s) of which it is the primary beneficiary, as defined. When the Company does not have a controlling interest in an entity, but exerts a significant influence over the entity, the Company applies the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation.

e.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

f.

Short Term Investments

Short term investments consist of certificates of deposit that are stated at cost, which approximates the fair market value. These investments are held at a financial institution. The maturity dates on these securities are greater then 90 days when purchased.

g.

Prepaid Expenses

Prepaid expenses consist of utility deposits and prepaid insurance policies.

h.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation on office equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciation on construction in progress, including capitalized interest, will begin upon commencement of operations at the plants. Both plants are expected to be completed and operational in the fall of 2008. Total depreciation for the year ended March 31, 2008 and for the period from September 28, 2006 to March 31, 2007 was $20,174 and $2,956 respectively.

i.

Financing Costs

Fees and costs related to securing debt financing are recorded as financing costs, depending on the nature of the debt instrument. Financing costs are stated at cost and are amortized as interest over the life of the loans. During the period of construction, amortization of such costs are being capitalized in construction in progress. Total amortization of such costs capitalized in construction in progress for the year ended March 31, 2008 and for the period from September 28, 2006 to March 31, 2007 was $325,205 and $0, respectively.

j.

Restricted Cash

The Company maintains cash on deposit in accounts held by a trustee, which have been restricted to be used only for approved expenses relating to the construction of ethanol plants.

k.

Minority Interests

The Company records minority interest expense which reflects the portion of the results of operations of majority-owned operations which are attributable to the minority interest members. The Company has a 78% ownership in Indiana Bio Energy LLC and a 62% ownership in Ethanol Grain Processors LLC.

l.

Retainage Payable

Retainage payable consists of amounts earned by contractors on the construction of the IBE and EGP plants and payable upon completion of the construction of the plants.

m.

Equity-Based Compensation

The Company applies SFAS No. 123(R) “Accounting for Stock-Based Compensation” for all compensation related to units, options or warrants. SFAS No. 123(R) requires the recognition of compensation cost using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Units issued for compensation are valued using the estimated fair value of the units on the date of the related agreement.

n.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

VBV LLC intended to be taxed as a corporation from its inception date onward. However, the election required to be filed with Internal Revenue Service (IRS) was accepted by the IRS with an effective date of April 11, 2007, not the September 28, 2006 inception date as requested by VBV LLC on its election form. VBV LLC is considered a flow through entity for the period from September 28, 2006 to April 10, 2007. VBV LLC is in the process of appealing the corporation effective date with the IRS. The outcome of the appeal is expected during the 2008 calendar year.

VBV LLC, as a development stage company, has incurred losses for the fiscal year ended March 31, 2008 and for the period from September 28, 2006 (inception) to March 31, 2007. Those losses have appropriately been recorded as a deferred tax asset with an offsetting valuation allowance as the losses are not more likely than not to be utilized prior to their expiration. If the VBV LLC appeal of the effective date of the corporate status is denied, losses incurred from the effective date of September 28, 2006 through April 10, 2007 cannot be utilized by the corporate entity established at April 11, 2007.

2. Restatement

The Company has restated its previously issued financial statements for the year ended March 31, 2008 and for the periods from September 28, 2006 (date of inception) to March 31, 2007 and from September 28, 2006 (date of inception) to March 31, 2008 to correct the presentation in the statement of cash flows of certain purchases of property, plant and equipment.

A portion of the Company’s construction in progress was funded by the incurrence of accounts payable and accrued expenses, and the capitalization of financing costs and had been included as a cash activity in the consolidated statements of cash flows. Since these portions of construction in progress were not funded by actual cash payments within the respective periods, the Company corrected this presentation in the consolidated statements of cash flows by reducing the investing outflows for the purchases of property, plant and equipment, reducing the corresponding change in accounts payable and accrued expenses in the operating section of the consolidated statements of cash flows and increasing the amount of financing outflows for financing costs. In addition, the Company added a non-cash activity disclosure to properly reflect the portion of construction in progress funded by the incurrence of accounts payable, accrued expenses, retainage, and the capitalization of financing costs.

The original and restated balances for the line items affected by these adjustments are:

	2008 As Reported	2008 As Restated	Period from September 28, 2006 (Date of Inception) To March 31, 2007 As Reported	Period from September 28, 2006 (Date of Inception) to March 31, 2007 As Restated	Period from September 28, 2006 (Date of Inception) to March 31, 2008 As Reported	Period from September 28, 2006 (Date of Inception) to March 31, 2008 As Restated
CASH FLOW STATEMENT
Increase (decrease) in accounts payable	$8,129,312	$287,753	$1,230,480	$(582,231)	$9,359,792	$(294,478)
Increase (decrease) in accrued expenses	$2,685,665	$680,156	$167,492	$167,492	$2,853,157	$847,648
Net cash provided by (used in) operating activities	$5,090,197	$(4,921,507)	$281,439	$(1,531,272)	$5,371,636	$(6,452,779)
Payments for construction in progress, less retainage	$(170,873,463)	$(160,741,032)	$(18,052,888)	$(16,240,177)	$(188,926,351)	$(176,981,209)
Net cash used in investing activities	$(154,397,553)	$(144,265,122)	$(40,038,153)	$(38,225,442)	$(194,435,706)	$(182,490,564)
Payments for financing costs	$(255,511)	$(376,238)	$(2,924,985)	$(2,924,985)	$(3,180,496)	$(3,301,223)
Net cash provided by financing activities	$62,378,983	$62,258,256	$127,223,014	$127,223,014	$189,601,997	$189,481,270

These adjustments did not affect the reported amounts of net income or the change in cash for any period.

3. Long Term Debt

Long-term debt at March 31, 2008 and 2007 consists of the following:

	2008	2007
EGP Construction Term Loan through Farm Credit Services, Agent Base Rate + 25 Basis Points	$29,600,000	$—
EGP Commercial Loan through Tennessee Valley Authority at 2%	1,000,000	—
IBE Construction Note through Agstar Financial Services, LIBOR + 350 basis points, IBE Senior Debt	29,559,998	—
IBE Revenue Bonds Payable, 7.5% bond issuance through the City of Bluffton, IN and U.S. Bank, IBE Junior Debt	22,000,000	22,000,000
Total Debt	$82,159,998	$22,000,000
Less current maturities of notes payable	$1,750,000	$—
Total Long Term Debt	$80,409,998	$22,000,000

In January 2007, EGP entered into a credit agreement with Farm Credit Services of Mid-America to partially finance the construction of one of the plants. In August 2007, EGP amended the credit agreement to include an additional $5,000,000. The credit agreement is comprised of a $60,000,000 construction term loan, a revolving construction term loan of $37,400,000 and a $2,600,000 revolving line of credit (the EGP Loan Agreements).

Construction Term Loan—This loan of $60,000,000 is available for advances until construction for the plant has been completed. Principal payments are to commence with $2,400,000 due on May 20, 2009, and each quarter thereafter with a final maturity on May 20, 2015. Interest shall be calculated on the actual number of days each loan is outstanding and is payable on a monthly basis. In addition, for fiscal years 2008 and ending with the fiscal year 2013, the Company is also required to make a special payment equal to 75% of the available (if any) free cash flow from operations (as defined in the agreement), not to exceed $8,000,000 per year and provided, however, that if such payments would result in a covenant default under the EGP Loan Agreements, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $18,000,000.

Revolving Construction Term Loan—This loan of $37,400,000 is available for advances beginning April 1, 2008 throughout the life of the commitment, which expires May 1, 2019. This loan requires semi-annual $4,675,000 payments on/step-downs of the commitment to commence on the first day of the month beginning approximately six months after repayment of the construction term loan, by November 1, 2015 at the latest with a final maturity no later than November 1, 2018. The Company has no borrowings under this arrangement as of March 31, 2008 and 2007. EGP has an additional revolving line of credit in the amount of $2,600,000 which requires interest to be paid monthly on the unpaid balance in accordance with one or more of the following interest rate options: agent base variable rate plus 0.25%, quoted fixed per annum rate or a fixed rate of LIBOR plus 3.15%. The Company has no borrowings under this arrangement as of March 31, 2008 and 2007.

In February 2007, IBE entered into a credit agreement with Agstar Financial Services to partially finance the construction of one of the plants. The IBE loan is comprised of a $90,000,000 construction loan, which will convert into a $70,000,000 amortizing term loan, and a $20,000,000 revolving line of credit at plant completion (the IBE Loan Agreements).

Term Loan—This loan is available for advances until construction for the plant has been completed. Principal payments are to commence with $583,333 due the earlier of 60 days from completion of construction of the plant or December 31, 2008, and each month thereafter with a final maturity on December 31, 2018 at the latest. In addition, for fiscal years ending in 2009 and thereafter, the Company is also required to make a special payment equal to 75% of the available (if any) free cash flow from operations (as defined in the agreement), not to exceed $4,000,000 per year, and provided, however, that if such payments would result in a covenant default under the IBE Loan Agreements, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $16,000,000.

Revenue Bond—IBE also entered into an agreement on March 1, 2007 and received $22,000,000 from the City of Bluffton, IN, Subordinate Solid Waste Disposal Facility Revenue Bonds (the IBE Revenue Bonds). Funds from the revenue bond have been received at March 31, 2008 and 2007. The revenue bonds require semi-annual principal and interest payments beginning in March 2010 through September 2019.

Pricing and fees

The EGP Loan Agreements bear interest at either Agent Base Rate (prime) plus 0%- 1/2% (based on a ratio of total equity to total assets) or short-term fixed rates at LIBOR +290 to 315 basis points (based on a ratio of total equity to total assets). The lenders may, however, allow the Company to elect to pay interest at a fixed interest rate to be determined. Origination fees of $1,100,000 and $2,000 for equity in lenders have been incurred by the company through March 31, 2008 and are recorded in financing costs in the consolidated balance sheets. The Company paid an application of fee of $40,000 on August 9, 2006 and has annual recurring fees of $30,000. An unused commitment fee of 1/2% is charged on the $37,400,000 Revolving Construction Term Loan and 2/5% on the $2,600,000 Revolving Line of Credit.

The IBE Loan Agreements bear interest at LIBOR short-term fixed rates plus 350 basis points during the construction phase and plus 250 to 325 basis points thereafter (based on a ratio of total equity to total assets). Origination fees of $1,300,000 and other fees in the amount of $26,000 have been incurred by the company through March 31, 2008 and are recorded in financing costs in the consolidated balance sheets.

The IBE Revenue bond bears interest at 7.50% per annum. An annual administrative fee of $5,000 begins May 2008. Bond issue costs totaled $1,000,000 and are recorded in financing costs in the consolidated balance sheets.

Security

As security for the EGP Loan Agreements and the IBE Loan Agreements (collectively, the Loan Agreements), the lenders received a first-position lien on all personal property and real estate owned by EGP and IBE, including an assignment of all contracts and rights pertinent to construction and on-going operations of the plants. The Company will be required to maintain certain financial and non-financial covenants during the term of the loans.

Representations, Warranties and Covenants

The Loan Agreements contain representations, warranties, conditions precedent, affirmative covenants (including financial covenants) and negative covenants.

The EGP Loan Agreements require working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $9,000,000 at the commencement of operations and increasing to $12,000,000 for fiscal year 2009, and thereafter, except that in determining current assets, any amounts available not drawn on the loan agreement (less the amount that would be considered a current liability as a result from drawing the additional funds under GAAP) may be included.

The EGP Loan Agreements require net worth (total assets over total liabilities in accordance with GAAP consistently applied) of $66,000,000, increasing to $67,000,000 on completion date, and increasing to $70,000,000 for fiscal year ending 2009 and thereafter.

The EGP Loan Agreements also require a Debt Service Coverage Ratio of 1.25 to 1.0 for fiscal year 2009 and thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization; divided by 2) all current portions of regularly scheduled long term debt for the prior period (previous year end).

In addition, dividends or other distributions to equity holders will be limited to 40% of the profit net of income taxes for each fiscal year and may be paid only where the Company is expected to remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to fiscal years 2009 and thereafter, an additional distribution may be made to equity holders in excess of the 40% limit for such fiscal year if the Company has made the required free cash flow payment for/based on such fiscal year, and will thereafter remain in compliance with all loan covenants, terms and conditions on a pro forma basis net of said potential additional payment.

The IBE Loan Agreements require working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $10,000,000 at the commencement of operations and increasing to $12,000,000 no later than 12 months after the date construction for the plant has been completed and continuing thereafter.

The IBE Loan Agreements requires net worth (total assets over total liabilities plus subordinated debt in accordance with GAAP consistently applied) of $80,000,000 at the date construction for the plant has been completed and continuing thereafter.

The IBE Loan Agreements require tangible owner’s equity (net worth divided by total assets) of at least 40% at the end of the first fiscal year following the date construction for the plant has been completed and at least 50% by the end of the second fiscal year following the date construction for the plant has been completed and continuing thereafter.

The IBE Loan Agreements also require a Debt Service Coverage Ratio of 1.25 to 1.0 for the fiscal year end 12 months following the date construction for the plant has been completed and continuing thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization, divided by 2) all current portions of regularly scheduled long term debt for the prior period (previous year end).

In addition, dividends or other distributions to equity holders will be limited to 50% of the profit net of income taxes for each fiscal year.

The IBE Revenue Bonds require a Debt Service Coverage Ratio of 1.25 to 1.0 for the fiscal year end 12 months following the date construction for the plants has been completed and continuing thereafter.

At March 31, 2008, the aggregate long term debt maturities were as follows:

		Payments Due by Period
Contractual Obligations—IBE	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter
IBE Revenue Bonds	$22,000,000	$—	$2,120,000	$3,220,000	$16,660,000
IBE Loan Agreements	29,559,998	1,750,000	14,000,000	13,809,998	—
Purchase Obligations	24,859,185	24,859,185	—	—	—
Total	$76,419,183	$26,609,185	$16,120,000	$17,029,998	$16,660,000

		Payments Due by Period
Contractual Obligations—EGP	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter
Capital Lease Obligation	$394,618	$93,326	$301,292	$—	$—
EGP Loan Agreements	29,600,000	—	19,200,000	10,400,000	—
Other Long-Term Liabilities	1,000,000	—	200,000	200,000	600,000
Purchase Obligations	30,246,709	30,246,709	—	—	—
Total	$61,241,327	$30,340,035	$19,701,292	$10,600,000	$600,000

The Company is in compliance with all debt covenants as of March 31, 2008.

Capitalized Interest

There was $41,250 of interest capitalized through March 31,2007 for EGP or IBE and $2,561,522 as of March 31, 2008.

4. Members’ Equity

VBV LLC (the Company), a Delaware limited liability company, was formed on September 28, 2006. The Company was capitalized by its three members initially to purchase the investments in Indiana Bio-Energy LLC and Ethanol Grain Processors LLC and thereafter to fund the ongoing expenditures arising from the management team and related development activities in Chicago.

The investment in Indiana Bio-Energy LLC (IBE) was purchased for cash consideration of $51,130,000, which was contributed by its members on December 22, 2006. VBV LLC acquired 5,113 shares, representing 78% ownership.

The investment in Ethanol Grain Processors LLC (EGP) was purchased for cash consideration of $49,527,500, which was contributed by its members on January 19, 2007.VBV LLC acquired 24,764,000 shares, representing 62% ownership.

Thereafter, there were cash calls for VBV LLC in June and October 2007 for $1,000,000 each and one in February 2008 for $475,000.

The Company also incurred finders fees on both investments which were paid to Ethanol Capital Management LLC of $7,490,000 in May 2007. The funding of these fees came from contributions by each of the shareholders in their respective shareholdings. These fees were considered part of the purchase price of these investments and resulted in additional amounts being recorded as construction in progress.

The total number of units in VBV LLC issued was 1,000 units.

5. Equity Based Compensation

There are equity based compensation arrangements at VBV LLC and both of its subsidiaries. These are set out below for each company.

Ethanol Grain Processors LLC

VBV LLC invested in EGP on January 19, 2007. Prior to VBV LLC’s investment EGP had granted options to certain members of management and non-employees to purchase 55,884 units each at an exercise price of $0.45 per unit for a total of 502,956 units. Prior to the Company’s inception date of January 19, 2007, eight of the nine individuals exercised their options and purchased 447,072 membership units at $.45 per unit for total cash received of $201,182. The company has options outstanding and exercisable to one non-employee to purchase 55,884 units as of March 31, 2008 and March 31, 2007. The options have a weighted average exercise price of $0.45 and weighted average remaining contractual term of 3.9 and 4.9 years as of March 31, 2008 and March 31, 2007, respectively. The fair value of the option was estimated using the Black-Scholes option-pricing model. The weighted average fair value of the option granted was estimated to be $1.86 per unit. All of the expense associated with the options had been recorded by EGP prior to the Company’s acquisition of EGP on January 19, 2007. The aggregate intrinsic value of the award is $86,620 as of March 31, 2008 and March 31, 2007 and is calculated as the difference between the weighted average exercise price of the underlying awards and the company’s estimated current fair market value at March 31, 2008 and March 31, 2007, which was the offering price of $2.00 per unit.

In July 2007, the Company authorized 20,000 restricted units to a related party member acting as Chief Financial Officer and Chief Executive Officer of EGP, vesting upon substantial completion of the EGP plant. The weighted average grant-date fair value is $2.00 per unit. As of March 31, 2008, there is $17,500 of total unrecognized compensation cost related to the nonvested share-based awards. The cost is expected to be recognized over a weighted average period of 0.6 years. The total fair value of shares vested during the year ended March 31, 2008 was $22,500.

In December 2007, the Company authorized 125,000 options to a related party member acting as Chief Financial Officer and Chief Executive Officer of EGP, vesting immediately upon issue and expiring three years from date of issuance. The options have a weighted average exercise price of $2.00 and weighted contractual term of 2.75 years as of March 31, 2008. The fair value of the option was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield 0%, volatility 98%, weighted average risk free interest rate 3.0% and expected life of three years. Since the Company’s shares are not publicly traded, expected volatility is computed based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of the grant. The weighted average fair value of the option granted was estimated to be $1.25 per unit. The Company recognized expense associated with the option of $155,649 for the year ended March 31, 2008. The aggregate intrinsic value of the award is zero as of March 31, 2008 based on the weighted average exercise price of the underlying awards and the company’s estimated current fair market value at March 31, 2008 to be equal to $2.00 per unit.

Indiana Bio-Energy LLC

IBE issued 328 options in total to two employees of Midwest Bio-Management LLC, pursuant to an agreement between IBE and Mid-West dated August 10, 2005. The options were issued to allow the two individuals each to purchase 164 units of IBE equal to two and one-half percent (2.5%) of the total number of equity units upon financing closing of the IBE plant, an event that occurred on February 27, 2007. The exercise price was the lesser of $100 per unit or one percent (1%) of the then-current unit price. The options have a weighted average exercise price of $100 and weighted contractual term of 0.9 years and 1.9 years as of March 31, 2008 and March 31, 2007, respectively. The fair value of the option was estimated using the Black- Scholes option-pricing model with the following weighted-average assumptions: dividend yield 0%, volatility 98%, weighted average risk free interest rate 4.2% and expected life of 3.5 years. Since the Company’s shares are not publicly traded, expected volatility is computed based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options are based on the U.S. Treasury yield curve in effect at the time of the grant. The weighted average fair value of the option granted was estimated to be $9,915 per unit. IBE recognized expense associated with the options of $2,909,834 prior to being acquired by VBV. VBV recognized expense associated with the options of $342,334 for the period from September 28, 2006 (Inception Date) to March 31, 2007 and zero for the year ended March 31, 2008. The aggregate intrinsic value of the awards is $3,247,200 as of March 31, 2008 and March 31, 2007 based on the weighted average exercise price of the underlying awards being $100 and the company’s estimated current fair market value at to be equal to $10,000 per unit.

During June 2007, IBE issued 16 restricted units to an employee of the company. The weighted average grant-date fair value of the award is $10,000 per unit. The award vests over 5 years. As of March 31, 2008, there was $136,000 of total unrecognized compensation cost related to the nonvested share- based awards. The cost is expected to be recognized over a weighted average period of 4.2 years. The total fair value of shares vested during the year ended March 31, 2008 was $24,000.

VBV LLC

On May 15, 2007, the Company granted to an executive restricted units of up to 0.3% of the Company’s units, to incrementally vest over a period of four 4 years based on the following schedule: (a) 33% of the restricted units shall vest year one; (b) another 33% of the restricted units shall vest year two; (c) another 16% of the restricted units shall vest year 3; and (d) the remaining 17% of the restricted units shall vest year four. The weighted average grant-date fair value of the award is $102,657 per unit. As of March 31, 2008 the restricted units granted are equal to 3 units based on 0.3% of the Company’s common units. As of March 31, 2008, there was $147,035 of total unrecognized compensation cost related to the nonvested share-based awards. The cost is expected to be recognized over a weighted average period of 3.2 years. The total fair value of shares vested during the year ended March 31, 2008 was $160,936.

On May 15, 2007, the Company also granted the executive options to purchase 0.35% of the Company’s common units, to incrementally vest over a period of four 4 years based on the following schedule: (a) 33% of the restricted units shall vest year one; (b) another 33% of the restricted units shall vest year two; (c) another 16% of the restricted units shall vest year 3; and (d) the remaining 17% of the restricted units shall vest year four. The Company granted the executive the option to purchase up to 0.35% of the Company’s common units, at an exercise price equal to the actual percentage exercised under the option by the executive multiplied by the total invested equity in the Company at the time of the exercise of the option. The options have a weighted average exercise price of $110,623 and weighted contractual term of 3.2 years as of March 31, 2008. The fair value of the option is estimated using the Black-Scholes option-pricing model at each reporting date. The following weighted-average assumptions are used in the model as of March 31, 2008: dividend yield 0%, volatility 98%, weighted average risk free interest rate 4.7% and expected life of 4 years. Since the Company’s shares are not publicly traded, expected volatility is computed based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of the grant. The weighted average fair value of the option granted was estimated to be $77,774 per unit. The Company recognized expense associated with the options of $142,249 for the year ended March 31, 2008. The aggregate intrinsic value of the award is zero as of March 31, 2008 based on the weighted average exercise price of the underlying awards being equal to the company’s estimated current fair market value of $110,623 per unit.

6. Commitments and Contingencies

Both IBE and EGP have entered into design-build agreements with various contractors related to the construction at the plant sites. As of March 31, 2008 the Company had approximately $24,900,000 and $30,200,000 in contractual purchase obligations related to IBE and EGP, respectively.

7. Related Party Transactions

Support

An equity owner of VBV, NTR PLC, has agreed to financially support the Company’s operations, if necessary, for a period of not less than one year from March 31, 2008.

Construction Contracts

In August 2006, EGP signed a lump-sum design-build agreement with Fagen Inc., a general contractor who is also a member of EGP, for approximately $119,600,000 including change orders. EGP has incurred $89,677,888 for these services since inception of the contract with $65,677,888 during the year ended March 31, 2008 and $24,000,000 in the period from inception to March 31, 2007 with $5,027,238 included in accounts payable and accrued expenses, and $5,717,244 included in retainage payable amounts in the accompanying consolidated balance sheets at March 31, 2008 and $2,400,000 included within retainage payable at March 31, 2007.

In December 2006, EGP entered into an agreement with Harold Coffey, a general contractor who is also a member of EGP for Phase 1 (grading and drainage) and Phase 2 (rail spur track) for the site work for approximately $10,466,017, including change orders. EGP has incurred $10,141,420 for these services since inception of the contract with $6,272,087 during the year ended March 31, 2008 and $3,869,333 in the period from inception to March 31, 2007 with $489,543 included in accounts payable and accrued expenses, and $160,200 included within retainage payable amounts in the accompanying consolidated balance sheets at March 31, 2008 and $1,603,321 included in accounts payable and $429,926 included in retainage payable at March 31, 2007.

In May 2006, IBE signed a lump-sum design-build agreement with Fagen Inc., a general contractor who is also a member of IBE, for approximately $116,600,000. IBE has incurred $95,400,000 for these services since inception of contract, $87,400,000 during the year ended March 31, 2008 and $8,000,000 in the period from inception (September 28, 2006) to March 31, 2007 with $5,139,057 included in accounts payable and accrued expenses, and $5,670,829 included in retainage payable amounts in the accompanying consolidated balance sheets at March 31, 2008 and $800,000 included in retainage payable at March 31, 2007.

Jackson-Briner Joint Venture LLC, a related party, owned and managed by James Jackson and Michael Swinford, both investors in IBE, has a contract to provide “Owners scope” services to IBE. IBE has incurred $12,956,448 for these services since inception of the contract, $10,202,038 during the year ended March 31, 2008 and $2,754,410 in period from inception to March 2007 with $564,016 included in retainage payable amounts in the accompanying consolidated balance sheets at March 31, 2008 and $108,856 included in retainage payable at March 31, 2007.

Grain Origination Contracts

Obion Grain is EGP’s exclusive supplier of corn produced in the seven counties surrounding the plant and has an ownership interest in EGP and will have a subordinate lien on EGP’s real property if EGP defaults under its corn purchase agreement with Obion Grain. In addition, Obion Grain is controlled by Dyersburg Elevator Company, James Baxter Sanders, Michael D. Miller and William H. Latimer, whom all have ownership interests in EGP, and the latter two of whom also serve as directors of the EGP board.

Cargill Biofuels Investment, a related party of IBE, has contracted with Cargill Incorporated, through its AgHorizons Business Unit (“Cargill”), for all of IBE’s corn supplies. IBE has agreed to pay Cargill for its cost of procuring the corn plus a per bushel origination fee. At March 31, 2008 and 2007, Cargill had not contracted any priced contracts of corn on behalf of IBE.

Consulting Contracts

In July 2005, EGP entered into a management consulting agreement with a related party to provide management services in the capacity of Chief Executive Officer and Chief Financial Officer. EGP incurred $190,020 of expenses with this related party in the year ended March 31, 2008 and $15,000 in the period from inception to March 31, 2007. Nothing is outstanding to this related party for the periods ended March 31, 2008 and 2007.

Steve Hogan and Troy Flowers are investors in IBE and they are the principles of Midwest Bio-Management LLC. Midwest Bio-Management LLC has an agreement for consulting and services with IBE dated August 10, 2005. The contract for services and consulting is for $13,000 a month and expires July 31, 2009. IBE has incurred $156,000 in consulting and administrative services from this related party during the year ended March 31,2008 and $39,000 from inception to March 31,2007. Nothing is outstanding to this related party for the periods ended March 31, 2008 and 2007, respectively.

David Dale of Dale & Huffman is an investor in IBE and Dale & Huffman provided legal services to IBE. IBE has incurred $22,934 in legal services from this related party in the year ended March 31, 2008 and $118,196 in the period to from inception to March 31, 2007. There were no amounts outstanding to this related party at March 31, 2008 and 2007.

Marketing Contracts

IBE has entered into an agreement with Aventine Renewable Energy, Inc. (“Aventine”), an investor in IBE, to sell to them all of the ethanol produced at the plant. IBE will pay Aventine a certain percentage of the sales price determined on a pooled basis for certain marketing, storage, and transportation costs. No ethanol has been sold for the periods ended March 31, 2008 and 2007.

8. Subsequent Events

On May 7, 2008, the Company announced its plan to enter into a merger with another ethanol producer, Green Plains Renewable Energy, Inc. Upon approval of the merger and closing, the Company will be merged into a subsidiary of Green Plains Renewable Energy, Inc.